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                                  EXHIBIT 4.26

                      GUARANTY AND SUBORDINATION AGREEMENT
    (PARTICULAR GUARANTY - CONSOLIDATED RESOURCE RECOVERY, INC. - A DELAWARE
                 CORPORATION REGISTERED IN THE STATE OF FLORIDA)

To:      JAMES E.H. DARBY

         FOR VALUE RECEIVED, and in order to induce JAMES E.H. DARBY (the "Lender") to grant, extend or continue credit or other financial accommodations to CONSOLIDATED ENVIROWASTE INDUSTRIES INC. (the "Borrower"), the undersigned (the "Guarantor") unconditionally and irrevocably guarantees to the Lender and his heirs, administrators, successors and assigns the complete and punctual payment when due (whether at the stated maturity or earlier by acceleration or otherwise) of all Liabilities (as defined in the next sentence) at any time owing by the Borrower to the Lender. "Liabilities" as used in this Guaranty means all indebtedness, obligations, liabilities and other amounts due, of whatever nature, of the Borrower to the Lender, whether now existing or hereafter incurred, whether created directly or acquired by the Lender by assignment or otherwise, whether matured or unmatured, whether absolute or contingent, whether characterized as principal, premium, interest, additional interest, fees, expenses or otherwise and whether the Borrower is bound alone or with any others or as principal or as surety. The Guarantor's liability under this Guaranty (but not the Liabilities) is limited to the sum of TWO MILLION, ONE HUNDRED AND SIXTY THOUSAND, SIX HUNDRED AND EIGHTY DOLLARS AND NINETY-EIGHT CENTS ($2,160,680.98), in lawful money of Canada, together with interest from the date of demand for payment at the rate set out in Section 2.4 of the loan consolidation agreement made effective as of the 1st day of October, 2003 between the Lender and the Borrower as the same may be amended, extended, renewed, replaced, restated, supplemented, superseded and in effect from time to time and plus all amounts payable by the Guarantor under paragraph 8 of this Guaranty.

         "Prime Interest Rate of Royal Bank of Canada" means the annual rate of interest announced from time to time by Royal Bank of Canada as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada.

PROVIDED, however, that, regardless of the amount of the Liabilities of the Borrower to the Lender, the liability of the Guarantor hereunder is limited to the greater of (a) the maximum liability that the Guarantor can incur hereunder without rendering itself insolvent and (b) the amount in United States Dollars of the value received by the Guarantor as a result of the financial accommodations made available by the Lender to the Borrower. The terms "value" and "insolvent", as used in this proviso shall have the same meanings as in 11 U.S.C. sections 548(a)(2)(A) and (B), respectively. If for any reason this Guaranty would be otherwise avoidable as a fraudulent transfer (whether under state law or the U.S. federal Bankruptcy Code), then the terms "value" and "insolvent" as used herein shall be defined and the limitation on the liability of the Guarantor shall be deemed to operate in such a manner as to prevent this Guaranty from being avoided as a fraudulent transfer while preserving the liability of the Guarantor to the fullest extent legally permissible.

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THE GUARANTOR FURTHER AGREES WITH THE LENDER AS FOLLOWS:

1. Certain Rights of Lender. At any time and from time to time (and whether once or more than once), without the necessity of any reservation of rights against the Guarantor and without notice to, demand on or further assent by the Guarantor or any other person:

         (a) any collateral security (which term as used in this Guaranty includes other guaranties) held by or available to the Lender in respect of the Liabilities or in respect of any guaranty of the Liabilities may be sold, exchanged, waived, subordinated, surrendered or released, in whole or in part and in any order;

         (b) any of the Liabilities or the obligations of any other guarantor of the Liabilities may be changed, renewed, extended, continued, accelerated, surrendered, compromised, subordinated, waived or released, in whole or in part, or any default with respect thereto waived or any demand for payment with respect thereto rescinded;

         (c) the Lender may set off, refrain from setting off or release, in whole or in part, any balance of any and all deposits (general or special) or credits on its books in favour of the Borrower or of any such guarantor, may take or refrain from taking or perfecting any security interest in any collateral security and may exercise or refrain from exercising any right against the Borrower or any other person;

         (d) the Lender may extend or refrain from extending further credit or financial accommodations in any manner whatsoever to, may accept compositions from and may otherwise generally deal with the Borrower and any other person and with any collateral security as the Lender may see fit; and

         (e) the Lender may apply all moneys at any time received from the Borrower or any other person or from any collateral security in such manner, in such amounts and against such part of the Liabilities (including Liabilities not covered by this Guaranty) as the Lender considers best and change any such application in whole or in part as the Lender may see fit.

All of these actions may be taken without in any way limiting, diminishing or affecting the Guarantor's liability under this Guaranty and without imposing any obligation of trust on the Lender, and no loss of or in respect of any collateral security, whether caused by the fault of the Lender or otherwise, shall in any way limit, diminish or affect the Guarantor's liability under this Guaranty.

2. Liability of Guarantor Unconditional. This Guaranty is a guaranty of payment and not merely of collection. The Guarantor's liability under this Guaranty is absolute and unconditional and shall not be limited, diminished or affected by the happening from time to time of any event, including (but not limited to) any event described in paragraph 1 of this Guaranty and any of the following events, whether or not any such event occurs with notice to or with the consent of the Guarantor or once or more than once:

         (a) the waiver, surrender, compromise, settlement, discharge, release or termination of any or all of the Liabilities;

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         (b)      the failure to give any notice to the Borrower;

         (c) the extension of the time for payment or performance of any of the Liabilities;

         (d) the change (whether or not material) of the terms of any document relating to the Liabilities (a "Document");

         (e) the taking of or failure to take any action referred to in any Document;

         (f) the illegality, invalidity, unenforceability (including, but not limited to, by reason of any statute of limitations or automatic stay) or irregularity of any of the Liabilities or any Document;

         (g) any failure, omission, delay or lack of diligence on the part of the Lender in the enforcement, assertion or exercise of any right, power or remedy conferred on the Lender under any Document, or the inability of the Lender to enforce any provision of any Document for any reason, or any other act or omission on the part of the Lender, including (but not limited to) failure by the Lender to perfect or protect any lien or security interest granted to the Lender, to commence and prosecute any action to collect the Liabilities or to enforce or collect any judgment obtained by the Lender;

         (h) the dissolution or liquidation of the Borrower, the sale or other disposition of all or substantially all of the assets of the Borrower, the marshalling of assets and liabilities of the Borrower or the existence of receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, arrangement, adjustment, composition or other similar proceedings affecting the Borrower; and

         (i) any other event, action or circumstance that would, in the absence of this subparagraph (i), result in the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

3. Waiver of Notice. The Guarantor waives all notices of the creation, renewal, extension or accrual of any of the Liabilities and notice or proof of reliance by the Lender on this Guaranty or acceptance of this Guaranty. The Liabilities shall conclusively be considered to have been created, contracted or incurred in reliance on this Guaranty, and all dealings between the Borrower and the Lender shall likewise be conclusively presumed to have been had or consummated in reliance on this Guaranty. The Guarantor also waives (to the extent permitted by applicable law) all requirements of notice, presentment, protest or demand on it, the Borrower or any other person, all other notices and demands whatsoever relating to the Liabilities and any requirement that the Lender file a claim with a court in any bankruptcy or similar proceedings of the Borrower or first proceed against the Borrower or any other person or first realize on any collateral security held by it or otherwise exhaust any right, power or remedy under any Document or against the Borrower or any other person before proceeding against the Guarantor under this Guaranty. The Lender shall have no responsibility to notify the Guarantor of the Borrower's financial condition or the Borrower's incurrence or performance of the Liabilities.

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4.       Continuing Guaranty. This Guaranty is a continuing guaranty, shall not be discharged until performance and payment in full of all of the Liabilities, payment of all amounts payable by the Guarantor under this Guaranty and cancellation of this Guaranty by the Lender and shall remain in full force and effect notwithstanding any interruption in the business relations between the Borrower and the Lender or any increase or decrease (including a decrease to zero) from time to time in the amount of the Liabilities. If demand for, or acceleration of the time for, payment by the Borrower to the Lender of any of the Liabilities is stayed upon the insolvency, bankruptcy, reorganization or proposed compromise or arrangement with creditors of the Borrower, all Liabilities of which payment or performance is stayed that would otherwise be subject to demand for payment or acceleration shall nonetheless be payable by the Guarantor immediately on demand by the Lender.

5. Reinstatement. This Guaranty shall continue to be effective, or shall be reinstated, if at any time payment, or any part thereof, of any of the Liabilities is rescinded or must otherwise be returned by the Lender for any reason whatsoever (including, but not limited to, the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Borrower or any other person), all as though such payment had not been received by the Lender.

6. Subordination. All indebtedness, obligations, liabilities and other amounts due, of whatever nature, of the Borrower to the Guarantor (the "Subordinated Debt"), whether now existing or hereafter incurred, whether created directly or acquired by the Guarantor by assignment or otherwise, whether matured or unmatured, whether absolute or contingent, whether characterized as principal, premium, interest, additional interest, fees, expenses or otherwise and whether the Borrower is bound alone or with any others or as principal or as surety, are hereby assigned to the Lender and shall be subject and subordinate to the Liabilities, and all moneys received by the Guarantor in respect of the Subordinated Debt shall immediately on the Lender's demand be received in trust for the Lender and paid over to the Lender. This subordination is independent of the guaranty provided in this Guaranty and shall remain in full force and effect notwithstanding any termination of or decrease in the Guarantor's liability under this Guaranty. Assets of the Borrower held by the Guarantor, whether in the form of deposits, collateral security or otherwise, shall not at any time be set off against the Subordinated Debt but shall be held in trust for the Lender. The Guarantor hereby undertakes to execute such additional documents and to do such additional acts as may be necessary or desirable (in the sole opinion of the Lender) in order to carry out, complete or perfect this subordination and assignment.

7. Limits on Subrogation. No payment by the Guarantor pursuant to any provision of this Guaranty or other satisfaction of the Guarantor's liability under this Guaranty shall entitle the Guarantor, by subrogation or otherwise, to any right or remedy against the Borrower until after the indefeasible payment in full of the Liabilities.

8. Costs, Expenses, Etc. The Guarantor agrees to pay on demand all losses, costs, expenses (including, but not limited to, attorneys' fees (including allocated costs and expenses of counsel who are employees of the Lender)) and damages incurred by the Lender in connection with the preparation of this Guaranty or any amendment, waiver or consent with respect to this Guaranty, in connection with any rescission or return referred to in paragraph 5 of this Guaranty, in enforcing or attempting to enforce this Guaranty or any other guaranty of the Liabilities or in protecting the Lender's rights under this Guaranty or any other guaranty of the Liabilities following any default by the Guarantor under this Guaranty, whether the Lender's rights are enforced by suit or otherwise.

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9.       Obligations Additional. This Guaranty and the Guarantor's liability under this Guaranty are in addition to and not in substitution for:

         (a) any other collateral security, by whomsoever given, at any time held by the Lender; and

         (b) any present or future obligation of the Guarantor or any other obligor to the Lender incurred otherwise than under this Guaranty whether the Guarantor or such other obligor is bound with or apart from the Borrower.

10. Setoff, Etc. As security for the payment of the Guarantor's liability under this Guaranty, the Guarantor grants to the Lender a continuing lien on, security interest in and right of setoff against all moneys, securities (other than any "margin stock", as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System) and other property of the Guarantor, and the proceeds thereof, now or hereafter in the possession of or on deposit with the Lender or with any subsidiary or affiliate of the Lender or any third party for the benefit of the Lender or any subsidiary or affiliate of the Lender, whether held in a general or special account or deposit (including, but not limited to, time deposits) or for safekeeping, custody, pledge, transmission, collection or otherwise, and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, or matured or unmatured, at any time held or owing by the Lender to or for the credit or account of the Guarantor. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Guarantor authorizes the Lender, on the occurrence of a default by the Guarantor under this Guaranty, to proceed against all or any part of such moneys, securities and other property of the Guarantor, at any time or from time to time, without notice to the Guarantor or any other person, to the full extent of the Guarantor's liability under this Guaranty, by right of setoff, Lenderer's lien or otherwise, and to appropriate and apply all or any part of such moneys, securities and any other property against and on account of the Guarantor's liability under this Guaranty, whether or not the Lender has made any demand under this Guaranty and although the obligations and liabilities held or owing by the Lender may be contingent or unmatured. The Guarantor authorizes the Lender to do all such acts and to execute all such documents in the Guarantor's name or the Lender's name as may be considered by the Lender necessary or appropriate to preserve, protect or perfect its rights and remedies under this paragraph.

11. Payments. All payments under this Guaranty shall be made to the Lender at such branch, agency or affiliate of the Lender as the Lender may require, in immediately available funds and without setoff, counterclaim or deduction of any kind, and shall be made in the lawful currency in which the Liabilities are payable ("Primary Currency"). Without in any manner limiting the Guarantor's obligations contained in the preceding sentence, if any sum is paid to and received by the Lender under this Guaranty in a currency other than the Primary Currency (such other currency is called the "Alternative Currency"), whether by judgment (and notwithstanding the rate of exchange actually applied in such judgment) or otherwise, the Guarantor's liability under this Guaranty shall nevertheless be discharged only to the extent of the net amount of Primary Currency that the Lender is able in accordance with its normal banking procedures to purchase with such amount of Alternative Currency. If the Lender is not able to purchase with such amount of Alternative Currency sufficient Primary Currency to discharge the Guarantor's liability under this Guaranty in full, the Guarantor's obligations to the Lender with respect to such difference shall be due as a separate debt and shall not be affected by payment of or judgment being obtained for any other sums due under this Guaranty.

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12.      Successors and Assigns. This Guaranty shall inure to the benefit of the
Lender and its successors, transferees and assigns and shall bind the Guarantor and the Guarantor's heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that the Guarantor may not assign its rights or obligations under this Guaranty without the Lender's prior written consent. If the Guarantor is a partnership, the Guarantor's liability under this Guaranty shall remain in full force and effect notwithstanding any change in the parties comprising the partnership and the term "Guarantor" shall include any altered or successive partnerships, but the predecessor partnerships and their partners shall continue to be bound under this Guaranty.

13. Joint and Several Obligations. If this Guaranty is executed by more than one party, each party's liability under this Guaranty shall be joint and several; provided, however, that this Guaranty shall be construed for all purposes as if a separate, identical agreement (including the amount of any limitation on the Guarantor's liability) had been executed by each party. The Guarantor's liability under this Guaranty shall not in any way be changed, reduced or terminated as a result of:

         (a) any change or reduction in or termination of the obligations of any other guarantor of the Liabilities,

         (b) the death or loss or diminution of capacity of any other guarantor of the Liabilities or

         (c) the failure of any other person to execute this or any other guaranty of the Liabilities.

14. No Merger, Etc. The Guarantor shall not, without the Lender's prior written consent, enter into any merger, amalgamation or consolidation or, except in the ordinary course of business, sell, lease or otherwise transfer or dispose of a material portion of the Guarantor's assets.

15. Waivers and Amendments, Cumulative Remedies. The Lender shall not be obligated to exercise any right, power or privilege under this Guaranty, and no failure to exercise and no delay in exercising, on the part of the Lender, any such right, power or privilege under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on the Guarantor shall be deemed to be a waiver of the Lender's right to take further action without notice or demand as provided herein. No waiver shall be applicable except in the specific instance for which given or shall in any way impair the Lender's rights or the Guarantor's liability in any other respect or at any other time, nor in any event shall any modification or waiver of any provision of this Guaranty be effective unless in writing and signed on behalf of the Lender. The rights and remedies provided in this Guaranty are cumulative and are not exclusive of any other right or remedy provided by law, in equity or under any other agreement or instrument.

16. Representations and Warranties. The Guarantor represents and warrants to the Lender that:

         (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

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         (b)      the Guarantor has full capacity and authority to execute,
                  deliver and perform this Guaranty, and the execution, delivery and performance of this Guaranty will not:

                  (i)      violate any law or regulation,

                  (ii) (if the Guarantor is not an individual) violate any provision of the Guarantor's organizational documents,

                  (iii) violate or constitute (with due notice or lapse of time or both) a default under any indenture, agreement, license or other instrument to which the Guarantor is a party or by which the Guarantor or any of the Guarantor's properties may be bound,

                  (iv) violate any order of any court, tribunal or governmental agency binding on the Guarantor or any of the Guarantor's properties or

                  (v) result in the creation or imposition of any lien of any nature whatsoever on any of the Guarantor's properties or assets;

         (c) no approval or consent of, or filing or registration with, any federal, state or local regulatory authority is required in connection with the execution, delivery and performance of this Guaranty; and

         (d) this Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except that enforceability may be subject to general principles of equity.

These representations and warranties shall survive the execution of this Guaranty.

17. Financial Information. The Guarantor agrees to furnish promptly to the Lender copies of the Guarantor's annual and quarterly financial statements and such other information relating to the Guarantor's business and financial condition as the Lender may from time to time request.

18. Stamp Taxes, Etc. The Guarantor agrees to indemnify the Lender against any claim or liability for any stamp, excise or other similar taxes and any penalties or interest with respect thereto that may be imposed, levied, collected, withheld or assessed by any jurisdiction in connection with the execution and delivery of this Guaranty, any document related to this Guaranty or any modification of this Guaranty or any such document. This covenant shall survive the termination of this Guaranty.

19. Withholding Tax. Any and all payments by the Guarantor hereunder shall be made free and clear of, and without deduction for, any and all present and or future taxes. If the Guarantor is required by law to deduct any taxes from or in respect of any sum payable hereunder to the Lender, (a) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section
19) the Lender will receive an amount equal to the sum it would have received had no such deductions been made; (b) the Guarantor shall make such deductions; and (c) the Guarantor shall pay the full amount deducted to the relevant taxing

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authority or other governmental authority in accordance with applicable law and promptly forward to the Lender an official receipt or other documentation acceptable to the Lender evidencing such payment.

20. Governing Law, Submission to Jurisdiction. This Guaranty and the rights and obligations of the Lender and of the Guarantor under this Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware. For purposes of any suit, action or proceeding involving this Guaranty or any judgment entered by any court in respect of such suit, action or proceeding, the Guarantor expressly submits to the non-exclusive jurisdiction of any State or federal court sitting in the State of Delaware and agrees that any order, process or other paper may be served upon the Guarantor within or without such court's jurisdiction by mailing a copy to the Guarantor at the Guarantor's address for notices provided in this Guaranty, provided that a reasonable time for appearance is allowed. The Guarantor irrevocably waives any objection the Guarantor may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained in this Guaranty shall affect the Lender's right to serve legal process in any other manner permitted by law or to bring any action or proceeding against the Guarantor or the Guarantor's property in the courts of other jurisdictions.

21. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in any jurisdiction shall not invalidate such provision or render it unenforceable in any other jurisdiction.

22. Notices. Notices and other communications with respect to this Guaranty shall be in writing (including telecommunications) and made or delivered to the party to which such notice or other communication is required or permitted to be given or made at the address(es) shown on the signature page of this Guaranty or at such other address as shall be designated by such party in a written notice to the other party given in accordance with this paragraph and shall be considered delivered on receipt if telecommunicated or delivered by messenger or courier service or five days after mailing, postage prepaid. All mailed notices shall be by certified or registered mail.

23. Headings. The headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

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                                       9

24. Waiver of Jury Trial. EACH PARTY TO THIS GUARANTY, AND BY ITS ACCEPTANCE OF THIS GUARANTY THE LENDER, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A JURY TRIAL OF ANY DISPUTE RELATING TO THIS GUARANTY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by its duly authorized officer on the 10th day of February, 2004.

Address for Notices:                          CONSOLIDATED RESOURCE RECOVERY,
Consolidated Resource Recovery, Inc.          INC. (A DELAWARE CORPORATION)
3025 Whitfield Avenue                         By its authorized signatory:
Sarasota, Florida, USA, 34243

                                              "Doug Halward"
                                              ----------------------------------
Attention:     Doug Halward                   Name: D. Halward
Telephone No.  941-756-0977                   Title: President
Facsimile No.: 941-751-6942

Lender's Address for Notices:
James E.H. Darby
550 Lowry Lane
North Vancouver, British Columbia, V7G 1R3

Telephone No.
Facsimile No.